Exhibit 99.1
Lennox International consolidates hearth products operations;
closes factory in Lynwood, CA
(DALLAS, September 7) — Lennox International Inc. (NYSE: LII) announced plans to close its hearth products operations in Lynwood, CA and consolidate its U.S. factory-built fireplace manufacturing operations in its facility in Union City, TN. Lennox Hearth Products manufactures and markets Lennox®, Superior®, and Security® brand factory-built fireplaces, stoves and other hearth products and accessories for the residential new construction and remodeling markets.
The consolidation will be a phased process and is expected to be completed by the end of second quarter 2008, with a projected cost of approximately $5 million. The company expects the consolidation to lead to annual cost reductions of over $2 million beginning in April 2008.
“While leading to difficult decisions involving some of our employees, the consolidation of our fireplace manufacturing and distribution operations in Union City is necessary for us to be more competitive going forward,” said Todd Bluedorn, LII CEO. “The current downturn in the residential new construction market, combined with increasing competition and the need to control costs, make it imperative for us to increase efficiencies in our operations.”
“Given the valuable years of service provided by our employees at the Lynwood facility, this was not an easy decision,” said Wendy Howells, vice president and general manager, Lennox Hearth Products. “We do, however, have a responsibility to address market realities to ensure the long-term health of our company and our ability to keep our customers competitive in the market place. Our top priority during the transition is to minimize any disruption in service and quality to our customers. Fortunately, our Union City facility has a long-standing history of building quality products and being customer responsive.”
Lennox International Inc., through its subsidiaries, is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.